Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Certiplex Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(6)
Fees to Be Paid	Equity	Shares of common stock, par value $0.001 per share	457(a)	28,200,000	$.50	$14,100,000	0.00014760	$2,081.16
		Carry Forward Securities	N/A			N/A		—
		Total Offering Amounts		28,200,000	—	$14,100,000	—	$2,081.16
		Total Fees Previously Paid						$1,553.82
		Total Fee Offsets						$0
		Net Fee Due						$527.34
(1)	Calculated pursuant to Rule 457(a) based on an estimate of the proposed maximum aggregate offering price.